Ankura Consulting Group, LLC's Consent	EXHIBIT 23

Union Carbide Corporation:

Ankura Consulting Group, LLC ("Ankura"), hereby consents to the use of Ankura's name and the reference to Ankura's reports appearing in this Annual Report on Form 10-K of Union Carbide Corporation for the year ended December 31, 2017.

/s/ B. THOMAS FLORENCE
B. Thomas Florence Senior Managing Director Ankura Consulting Group, LLC February 15, 2018

62